Exhibit 10.1

[Englische Übersetzung nur zu Informationszwecken. English translation for information purposes only.]

Managing Director’s

Service Agreement

between

FARO Europe GmbH & Co. KG

– hereinafter the “Company” –

and

Mr. Ralf Drews

– hereinafter the “Managing Director” –

Preliminary Remark

Mr. Ralf Drews was appointed Managing Director of FARO Verwaltungs GmbH (general partner of FARO Europe GmbH & Co. KG) by resolution of the shareholders’ meeting of 10/01/2012 with effect as of 7th January 2013. The following has been agreed in this respect:

1.	Representation

1.1	The Managing Director shall represent the Company together with another managing director or together with an authorised representative.

1.2	The Managing Director is released from the restrictions set forth in section 181 of the German Civil Code (BGB).

1.3	The Company may change the authority to represent at any time.

2.	Management

2.1	The Managing Director shall run the Company as chairman and Senior Vice President and Managing Director of EMEA

in accordance with the statutes, this Agreement, the articles of association, any rules of procedure for the management as they may change from time to time, as well as the stipulations of the shareholders.

2.2.	All transactions and measures to be undertaken by the Managing Director which go beyond the Company’s ordinary course of business shall require the explicit prior consent of the Chief Executive Officer of FARO Technologies Inc.. This includes in particular:

•	the sale and closure of a business (area) of the Company or material parts thereof;

•	the establishment of branches;

•	the acquisition or sale of other undertakings or participations of the Company;

•	the acquisition, sale or encumbrance of real properties and equivalent rights, as well as the obligation to enter into legal transactions of this nature;

•	the assumption of guarantees of any kind;

•	the utilization or granting of loans or security payments of any kind that exceed EUR 400,000 and are not customary in the trade;

•	the conclusion, amendment or cancellation of contracts which burden the Company with more than EUR 400,000 in an individual case;

•	the hiring, promotion or dismissal of executive employees within the meaning of section 5 (3) and (4) of the German Works Constitution Act (BetrVG);

•	the issuance or revocation of procuration powers (Prokuren) and commercial powers of attorney (Handlungsvollmachten);

•	the issuance of pension commitments of any kind.

This list of transactions and measures requiring the prior consent of the shareholders can be expanded or limited at any time by resolution of the shareholders’ meeting.

2.3	All claims arising from the service relationship and the status as a corporate body, including claims in tort, shall be asserted in writing by the Parties within six months of their maturity; otherwise, they shall be extinguished.

2.4	The Company may appoint additional managing directors at any time. The shareholders’ meeting shall determine the allocation of the business among the managing directors.

2.5	At the request of the shareholders’ meeting, the Managing Director shall also perform activities as a corporate body in affiliated companies; these and his activities as managing director of FARO Verwaltungs GmbH shall be covered by the remuneration pursuant to Clause 4.

3.	Term of Agreement

3.1

The Agreement commences on 7th January 2013 and is entered into for an indefinite period. The employment relationship may be terminated with a notice period of six months. In 2013 and 2014 the notice period is extended to twelve months.

3.2	This Agreement shall end, without a declaration of termination being necessary, at the end of the month in which the Managing Director reaches the normal age of retirement for the statutory pension funds (currently the 67th birthday) or at the end of the month in which his complete reduction in earning capacity has been determined.

3.3	The Agreement may be summarily terminated for good cause at any time.

The Company shall in particular have good cause for termination if

•	the Managing Director violates the restrictions on management imposed on him internally (in particular pursuant to Clause 2 (2)).

3.4	The appointment as Managing Director can be revoked at any time by resolution of the shareholders’ meeting.

The revocation of the appointment (removal) shall be deemed to constitute a termination of this Agreement at the next possible date. However, if the revocation is due to grounds that do not at the same time constitute cause for summary termination of the Service Agreement pursuant to section 626 of the German Civil Code (BGB), the Service Agreement shall only end upon the expiration of the notice period as of the end of the position as a corporate body.

3.5

Any termination/removal must be in written form. If the Managing Director is present during the adoption of the resolution, notwithstanding sentence 1, the termination will have already been declared to him in a valid form by virtue of the announcement of the resolution on the removal and/or termination by the chairperson of the meeting. If the Managing Director is not present, the termination shall be declared to him by virtue of the transmission of the minutes of the meeting with the resolution on the removal and/or termination by the chairperson of the meeting.

3.6	Following the termination of this Agreement, regardless of which Party has terminated, the Company shall be entitled at any time to release the Managing Director from his obligation to render services for the Company, with continuation of the remuneration and offsetting against vacation claims. For the period of the release, section 615 sent. 2 of the German Civil Code (BGB) shall apply.

4.	Remuneration

4.1	The Managing Director shall receive for his services a fixed annual salary of EUR 235,000.00, payable in monthly instalments of EUR 19.583,33 at the end of each month.

4.2	Any additional, Sunday and holiday work shall be covered by this remuneration.

4.3	The Company shall review the remuneration on 1st March, for the first time 1st March 2014.

4.4	At present the Managing Director is eligible under the worldwide bonus and stock-option scheme of FARO Technologies Inc. As far as he is eligible under the worldwide bonus and stock-option scheme, his claims are against FARO Technologies Inc.

5.	Continued payment of remuneration

5.1	Should the Managing Director be prevented from rendering services pursuant to this Agreement due to an inability to work resulting from illness or another reason beyond his control, the remuneration pursuant to Clause 4 (1) shall continue to be paid for six months, but at most up to the end of the service relationship. The Managing Director must allow these payments to be set off against the sick pay, daily benefits or pension which he receives from health insurance funds or insurances, to the extent these benefits are not based exclusively on his contributions.

5.2	The Managing Director here and now assigns to the Company any claims against third parties to which he is entitled due to his inability to work. This assignment shall be limited to the payments made or to be made pursuant to para. 1.

5.3	Should the Managing Director die during the term of this Agreement, his widow and dependent children shall have a claim as joint and several creditors to continued payment of the salary pursuant to Clause 4 (1) for the month of death and the following three months. Should the Managing Director not leave behind a widow or dependent children, no claim pursuant to sent. 1 shall exist.

6.	Insurances

6.1	The Company shall insure the Managing Director against claims, in particular damages claims, to which the Company and/or third parties could be entitled due to or in connection with his activity, with a coverage of EUR 7.5 million per damage event. The Company shall include the Managing Director in its third party liability insurance. It shall allow the Managing Director, upon his request at any time, to inspect the insurance documents and present the receipts for the premium payments. This obligation shall survive this Service Agreement.

6.2	The Company shall contribute EUR 10,500.00 per year to a benevolent fund of Allianz group.

6.3	The Company shall contribute EUR 179.00 per month to the existing direct insurance “Neue Leben”.

7.	Expenses

Travel expenses and other expenditures which the Managing Director incurs in the performance of his tasks within the scope of this Agreement shall be refunded to him in accordance with the relevant internal guidelines of the Company.

8.	Company Vehicle

8.1	For his activity within the scope of this Agreement the Company shall provide the Managing Director with an automobile pursuant to the respective internal guidelines of the Company (at present type Audi A6 or equivalent). The Managing Director may also use this car for his own private purposes. The income tax on the imputed income for the private use shall be borne by the Managing Director.

8.2	The vehicle shall be returned to the Company without delay once his position as Managing Director comes to an end, at the latest at the end of the calendermonth in which his position as Managing Director comes to an end. The Managing Director shall have no right of retention to the vehicle and no claim for compensation for lost use benefits.

9.	Working Time

The Managing Director shall make his entire work capacity, technical knowledge and experience available to the Company.

10.	Secondary Employment

The Managing Director may only assume a secondary employment, remunerated or unremunerated, a seat on a supervisory board, advisory board or the like, or an honorary position with the Company’s written permission.

11.	Vacation

11.1	The Managing Director shall have a claim to a paid annual vacation of 30 working days. His vacation shall be scheduled in consideration of the Company’s interests in agreement with the other managing directors.

11.2	If the Managing Director cannot take an annual vacation because that would conflict with the interests of the Company, then the vacation claim shall be carried over to the next year. It shall not be further carried over to the following years.

11.3	The Managing Director shall ensure that in general he can be reached even while on vacation.

12.	Covenant Not to Compete

During the term of this Agreement the Managing Director shall be prohibited from working on a freelance, dependent or other basis for a company that is in direct or indirect competition with the Company or is affiliated with a competitive company within the meaning of section 15 of the Stock Corporation Act (AktG). In the same way, the Managing Director shall be prohibited from forming, acquiring or directly or indirectly participating in such a company during the term of this Agreement unless his shareholding does not enable him to exert influence over the governing bodies of the company in question. The covenant not to compete shall also apply to the benefit of affiliates of the Company within the meaning of section 15 of the Stock Corporation Act.

13.	Confidentiality

The Managing Director undertakes to maintain secrecy with regard to all confidential business matters of the Company or its business partners that become known to him during his activity, in particular regarding business and trade secrets, development work, construction, planning and customer relationships and not to use this information for himself or for third parties. Such matters may not be made accessible to unauthorized persons inside or outside of the company. This obligation shall survive the service relationship.

14.	Inventions

14.1	Where the Managing Director in connection with his activity for the Company creates patentable inventions and other technical developments or know-how, including software, concepts, plans, drafts, data collections or other work results meriting legal protection, the Company shall exclusively be entitled to all rights deriving from these work results. These rights shall pass to the Company once they arise without requiring any further declaration by the Managing Director or the Company.

14.2	The Managing Director shall be obligated to inform the Company in writing and without delay of any work results meriting protection within the meaning of this provision in order to enable it to safeguard its rights.

14.3	The Company shall be entitled, but not obligated, to register formal intellectual property rights, such as patents, in its own name on the basis of the work results. The Managing Director shall assist the Company in such registrations of intellectual property rights, in particular by rendering the declarations necessary to obtain formal intellectual property rights and providing the necessary information.

14.4	The granting of the rights to the work results and the assistance in obtaining formal protection of the work results shall be covered by the remuneration; the Managing Director shall not be entitled to a separate remuneration for inventions.

15.	Return of Documents

Upon leaving the Company, the Managing Director shall return to the Company of his own accord all documents, deeds, records, notes, drafts or carbon copies or photocopies made thereof, regardless of what data carrier they are on. He shall not be entitled to a right of retention to these documents vis-à-vis the Company.

16.	Written Form

Amendments to this Agreement by individual contractual arrangement shall be valid in any form. Otherwise, contractual amendments must be in written form; this also applies to the amendment of this written form agreement.

17.	Severability Clause

Should any provision of this Agreement be or become wholly or partially invalid, or should there prove to be an omission, this shall not affect the validity of the remaining provisions. In the place of the invalid provision, a valid provision shall be deemed agreed upon which corresponds to the purpose and meaning of the invalid one. In the event of an omission, a provision shall be deemed agreed upon which corresponds, on the basis of the purpose and meaning of this Agreement, to what the parties would have agreed upon, had the parties considered the matter at the outset. This shall also apply if the invalidity of the provision results from a measure of performance or time set as a standard in this Agreement; in such cases, a legally valid measure of performance or time which comes as close as possible to that originally agreed shall be deemed agreed upon instead.

9 – Oct – 12 / Lake Mary
Ort, Datum / Place, Date

/s/ Jay W. Freeland
Jay W. Freeland President & CEO – FARO Technologies, Inc.

Korntal-Münchingen, 04.10.2012
Ort, Datum / Place, Date

/s/ Norma Ably
Norma Ably Geschäftsführerin der / Managing Director of FARO Deutschland Holding GmbH (Alleingesellschafterin der / Sole Shareholder of FARO Verwaltungs GmbH)

Korntal-Münchingen, 04.10.2012
Ort, Datum / Place, Date

/s/ Robert J. King
Robert James King Geschäftsführer der / Managing Director of FARO Deutschland Holding GmbH (Alleingesellschafterin der / Sole Shareholder of FARO Verwaltungs GmbH)

Lübeck, 11.10.2012
Ort, Datum / Place, Date

/s/ Ralf Drews
Ralf Drews

[Verbindliche deutsche Fassung.]

Dienstvertrag des Geschäftsführers

zwischen

FARO Europe GmbH & Co. KG

– nachfolgend “Gesellschaft” –

und

Herrn Ralf Drews

– nachfolgend “Geschäftsführer” –

Vorbemerkung

Herr Ralf Drews wurde durch Beschluss der Gesellschafterversammlung vom 01.10.2012 mit Wirkung zum 7. Januar 2013 zum Geschäftsführer der FARO Verwaltungs GmbH (Komplementärgesellschaft der FARO Europe GmbH & Co. KG) bestellt. Dazu wird Folgendes vereinbart:

1.	Vertretung

1.1	Der Geschäftsführer vertritt die Gesellschaft zusammen mit einem anderen Geschäftsführer oder Prokuristen.

1.2	Der Geschäftsführer ist von den Beschränkungen des § 181 BGB befreit.

1.3	Die Gesellschaft kann die Vertretungsbefugnis jederzeit ändern.

2.	Geschäftsführung

2.1	Der Geschäftsführer führt die Gesellschaft als Vorsitzender der Geschäftsführung und “Senior Vice President” and “Managing Director of EMEA”

nach Maßgabe der Gesetze, dieses Vertrages, des Gesellschaftsvertrages, einer etwaigen Geschäftsordnung für die Geschäftsführung in ihrer jeweils gültigen Fassung sowie den Bestimmungen der Gesellschafter.

2.2	Der Geschäftsführer bedarf für alle Geschäfte und Maßnahmen, die über den gewöhnlichen Geschäftsbetrieb der Gesellschaft hinausgehen, der ausdrücklichen vorherigen Zustimmung des Chief Executive Officer of FARO Technologies Inc.. Hierzu zählen insbesondere:

•	Veräußerung und Stilllegung eines Betriebs der Gesellschaft oder wesentlicher Teile hiervon;

•	Errichtung von Zweigniederlassungen;

•	Erwerb oder Veräußerung anderer Unternehmen oder Beteiligungen der Gesellschaft;

•	Erwerb, Veräußerung oder Belastung von Grundstücken und grundstücksgleichen Rechten sowie die Verpflichtung zur Vornahme derartiger Rechtsgeschäfte;

•	Übernahme von Bürgschaften oder Garantien jeder Art;

•	Inanspruchnahme oder Gewährung von Krediten oder Sicherheitsleistungen jeglicher Art, die EUR 400.000 übersteigen und nicht geschäftsüblich sind;

•	Abschluss, Änderung oder Aufhebung von Verträgen, die die Gesellschaft im Einzelfall mit mehr als EUR 400.000 belasten;

•	Einstellung, Beförderung oder Entlassung leitender Angestellter iSd. § 5 Abs. 3 und 4 BetrVG;

•	Erteilung oder Widerruf von Prokuren und Handlungsvollmachten;

•	Erteilung von Versorgungszusagen jeder Art.

Die Liste der Geschäfte und Maßnahmen, deren Ausführung der vorherigen Zustimmung der Gesellschafter bedarf, kann jederzeit durch Beschluss der Gesellschafterversammlung erweitert oder eingeschränkt werden.

2.3	Alle Ansprüche aus dem Dienstverhältnis und dem Organverhältnis einschließlich deliktischer Ansprüche sind von den Vertragspartnern innerhalb von sechs Monaten nach Fälligkeit schriftlich geltend zu machen; andernfalls sind sie erloschen.

2.4	Die Gesellschaft kann jederzeit weitere Geschäftsführer bestellen. Die Gesellschafterversammlung bestimmt die Geschäftsverteilung unter den Geschäftsführern.

2.5	Der Geschäftsführer wird auf Verlangen der Gesellschafterversammlung auch Organtätigkeiten in verbundenen Unternehmen übernehmen; diese und die Geschäftsführertätigkeit bei der FARO Verwaltungs GmbH sind durch die Vergütung gem. Ziffer 4 abgegolten.

3.	Vertragsdauer

3.1	Der Vertrag beginnt am 7. Januar 2013 und wird auf unbestimmte Dauer geschlossen. Er kann mit einer Kündigungsfrist von sechs Monaten gekündigt werden. In den Jahren 2013 und 2014 beträgt die Kündigungsfrist zwölf Monate.

3.2	Der Vertrag endet ohne Kündigung am Ende des Monats, in dem der Geschäftsführer die Regelaltersgrenze in der gesetzlichen Rentenversicherung erreicht (das ist derzeit die Vollendung des 67. Lebensjahrs) oder seine volle Erwerbsminderung festgestellt wird.

3.3	Der Vertrag ist jederzeit aus wichtigem Grund fristlos kündbar.

Ein wichtiger Grund liegt für die Gesellschaft insbesondere vor, wenn

•	der Geschäftsführer gegen die ihm im Innenverhältnis auferlegten Beschränkungen der Geschäftsführung (insbesondere nach Ziffer 2 Abs. 2) verstößt,

3.4	Die Bestellung zum Geschäftsführer kann jederzeit durch Beschluss der Gesellschafterversammlung widerrufen werden.

Der Widerruf der Bestellung (Abberufung) gilt als Kündigung dieses Vertrages zum nächstmöglichen Zeitpunkt. Beruht der Widerruf jedoch auf einem Grund, der nicht zugleich ein wichtiger Grund gem. § 626 BGB für die fristlose Kündigung des Dienstvertrages ist, so endet der Dienstvertrag erst mit Ablauf der Kündigungsfrist ab Ende der Organstellung.

3.5

Jede Kündigung/Abberufung bedarf der Schriftform. Ist der Geschäftsführer bei der Beschlussfassung anwesend, so ist die Kündigung ihm gegenüber abweichend von Satz 1 bereits dadurch formwirksam erklärt, dass der Versammlungsleiter den

Beschluss über die Abberufung und/oder Kündigung feststellt. Ist der Geschäftsführer nicht anwesend, wird die Kündigung ihm gegenüber erklärt, indem der Versammlungsleiter ihm das Versammlungsprotokoll mit der Beschlussfassung über die Abberufung und/oder Kündigung übersendet.

3.6	Nach Kündigung dieses Vertrages, gleich durch welche Partei, ist die Gesellschaft berechtigt, den Geschäftsführer jederzeit unter Fortzahlung der Vergütung und Anrechnung von Urlaubsansprüchen von seiner Verpflichtung zur Dienstleistung für die Gesellschaft freizustellen. Für die Zeit der Freistellung gilt § 615 Satz 2 BGB.

4.	Vergütung

4.1	Der Geschäftsführer erhält für seine Tätigkeit ein festes Jahresgehalt von EUR 235.000,00, zahlbar in monatlichen Teilbeträgen von 19.583,33 EUR jeweils am Monatsende.

4.2	Eventuelle Mehr-, Sonn- und Feiertagsarbeit ist mit diesen Bezügen abgegolten.

4.3	Die Gesellschaft überprüft die Bezüge jeweils am 1. März eines jeden Jahres, erstmals am 1. März 2014.

4.4	Nach derzeitigem Stand fällt der Geschäftsführer unter das weltweite Bonus- und Aktienprogramm der FARO Technologies Inc. fällt. Soweit der Geschäftsführer unter das weltweite Bonus- und Aktienprogramm fällt, richten sich seine Ansprüche gegen die FARO Technologies Inc.

5.	Fortzahlung der Bezüge

5.1	Wird der Geschäftsführer durch Arbeitsunfähigkeit infolge Krankheit oder einem anderen von ihm nicht zu vertretenden Grund an der Erbringung seiner vertraglichen Leistung verhindert, so werden ihm die Bezüge nach Ziffer 4 Abs. 1 sechs Monate, längstens aber bis zur Beendigung des Dienstverhältnisses weitergezahlt. Der Geschäftsführer muss sich auf diese Zahlungen anrechnen lassen, was er von Kassen oder Versicherungen an Krankengeld, Krankentagegeld oder Rente erhält, soweit die Leistungen nicht ausschließlich auf seinen Beträgen beruhen.

5.2	Der Geschäftsführer tritt bereits jetzt etwaige Ansprüche an die Gesellschaft ab, die ihm gegenüber Dritten wegen der Arbeitsunfähigkeit zustehen. Die Abtretung ist begrenzt auf die Höhe der nach Abs. 1 geleisteten oder zu leistenden Zahlungen.

5.3	Stirbt der Geschäftsführer während der Dauer dieses Vertrages, so haben seine Witwe und seine unterhaltsberechtigten Kinder als Gesamtgläubiger Anspruch auf Fortzahlung des Gehaltes gem. Ziffer 4 Abs. 1 für den Sterbemonat und die drei folgenden Monate. Hinterlässt der Geschäftsführer weder Witwe noch unterhaltsberechtigte Kinder, so besteht kein Anspruch gem. Satz 1.

6.	Versicherungen

6.1	Die Gesellschaft versichert den Geschäftsführer gegen Ansprüche, insbesondere Schadensersatzansprüche, die der Gesellschaft und/oder Dritten gegen den Geschäftsführer auf Grund oder im Zusammenhang mit seiner Tätigkeit zustehen können mit einer Deckungssumme von EUR 7,5 Mio. pro Schadensfall. Sie bezieht den Geschäftsführer in Haftpflichtversicherungen der Gesellschaft ein. Die Gesellschaft gewährt dem Geschäftsführer jederzeit auf Verlangen Einsicht in die Versicherungsunterlagen und legt die Belege über die Prämienzahlungen vor. Diese Verpflichtung gilt auch nach Beendigung dieses Dienstvertrages

6.2	Die Gesellschaft zahlt jährlich EUR 10.500,00 in eine überbetriebliche Unterstützungskasse des Allianz Konzerns ein.

6.3	Die Gesellschaft zahlt monatlich EUR 179,00 in die bestehende Direktversicherung “Neue Leben” ein.

7.	Spesen

Reisekosten und sonstige Aufwendungen, die dem Geschäftsführer in der Ausübung seiner Aufgaben im Rahmen dieses Vertrages entstehen, werden ihm nach den jeweiligen internen Richtlinien der Gesellschaft erstattet.

8.	Dienstfahrzeug

8.1	Die Gesellschaft stellt dem Geschäftsführer für seine Tätigkeit im Rahmen dieses Vertrages einen Pkw gem. den jeweiligen internen Richtlinien der Gesellschaft (derzeit Typ Audi A6 oder vergleichbar) zur Verfügung. Der Geschäftsführer darf den Pkw auch privat nutzen. Die Einkommensteuer auf den Geldwertvorteil der Privatnutzung trägt der Geschäftsführer.

8.2	Das Fahrzeug ist nach Beendigung der Organstellung als Geschäftsführer unverzüglich an die Gesellschaft zu übergeben, spätestens mit Ablauf des Kalendermonats, indem der Geschäftsführer abberufen worden ist. Der Geschäftsführer hat kein Zurückbehaltungsrecht an dem Fahrzeug und keinen Anspruch auf Abgeltung entgangener Gebrauchsvorteile.

9.	Arbeitszeit

Der Geschäftsführer stellt seine gesamte Arbeitskraft, fachlichen Kenntnisse und Erfahrungen der Gesellschaft zur Verfügung.

10.	Nebentätigkeit

Eine entgeltliche oder unentgeltliche Nebentätigkeit, ein Amt als Aufsichtsrat, Beirat oÄ oder ein Ehrenamt darf der Geschäftsführer nur mit schriftlicher Einwilligung der Gesellschaft übernehmen.

11.	Urlaub

11.1	Der Geschäftsführer hat Anspruch auf einen bezahlten Jahresurlaub von 30 Arbeitstagen. Der Urlaub ist unter Berücksichtigung der Belange der Gesellschaft im Einvernehmen mit den anderen Geschäftsführern festzulegen.

11.2	Kann der Geschäftsführer einen Jahresurlaub nicht nehmen, weil die Interessen der Gesellschaft entgegenstehen, so ist der Urlaubsanspruch auf das nächste Jahr zu übertragen. Eine weitere Übertragung in die folgenden Jahre findet nicht statt.

11.3	Der Geschäftsführer wird dafür sorgen, dass er generell auch im Urlaub erreichbar ist.

12.	Wettbewerbsverbot

Dem Geschäftsführer ist es untersagt, während der Dauer dieses Vertrages in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, welches mit der Gesellschaft in direktem oder indirektem Wettbewerb steht oder mit einem Wettbewerbsunternehmen iSv. § 15 AktG verbunden ist. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Vertrages ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen, es sei denn, der Anteilsbesitz ermöglicht keinen Einfluss auf die Organe des betreffenden Unternehmens. Das Wettbewerbsverbot gilt auch zu Gunsten von mit der Gesellschaft iSv. § 15 AktG verbundenen Unternehmen.

13.	Geheimhaltung

Der Geschäftsführer verpflichtet sich, über alle ihm während seiner Tätigkeit zur Kenntnis gelangten vertraulichen geschäftlichen Angelegenheiten der Gesellschaft oder deren Geschäftspartner, insbesondere über Geschäfts- und Betriebsgeheimnisse, Entwicklungsarbeiten, Konstruktionen, Planung und Kundenbeziehungen Stillschweigen zu bewahren und diese Informationen weder für sich noch für Dritte zu verwenden. Solche Angelegenheiten dürfen unbefugten Personen außerhalb und innerhalb des Unternehmens nicht zugänglich gemacht werden. Die Verpflichtung gilt auch nach Beendigung des Dienstverhältnisses.

14.	Erfindungen

14.1

Soweit der Geschäftsführer im Zusammenhang mit seiner Tätigkeit für die Gesellschaft patentfähige Erfindungen und sonstige technische Entwicklungen oder Know-how, einschließlich Software, Konzepte, Pläne, Entwürfe, Datensammlungen oder sonstige rechtlich schutzfähige Arbeitsergebnisse schafft, stehen alle Rechte an diesen Arbeitsergebnissen allein der Gesellschaft zu. Die Rechte gehen mit ihrem Entstehen auf die Gesellschaft über, ohne dass es einer weiteren Erklärung des Geschäftsführers oder der Gesellschaft bedarf.

14.2	Der Geschäftsführer ist verpflichtet, die Gesellschaft unverzüglich und schriftlich über alle schutzfähigen Arbeitsergebnisse im Sinne dieser Bestimmung zu informieren, um ihr die Wahrung ihrer Rechte zu ermöglichen.

14.3	Die Gesellschaft ist berechtigt, aber nicht verpflichtet, auf der Grundlage der Arbeitsergebnisse im eigenen Namen formelle Schutzrechte, wie beispielsweise Patente, anzumelden. Der Geschäftsführer wird die Gesellschaft bei derartigen Schutzrechtsanmeldungen unterstützen, insbesondere durch die Abgabe der zur Erlangung formeller Schutzrechte erforderlichen Erklärungen und die Bereitstellung der erforderlichen Informationen.

14.4	Die Einräumung der Rechte an den Arbeitsergebnissen und die Unterstützung bei der Erlangung von formellem Schutz an den Arbeitsergebnissen sind mit den Bezügen abgegolten; eine gesonderte Erfindervergütung steht dem Geschäftsführer nicht zu.

15.	Rückgabe von Unterlagen

Der Geschäftsführer hat bei seinem Ausscheiden alle Unterlagen, Urkunden, Aufzeichnungen, Notizen, Entwürfe oder hiervon gefertigte Durchschriften oder Kopien, gleich auf welchem Datenträger, unaufgefordert an die Gesellschaft zurückzugeben. Ihm steht an diesen Unterlagen ein Zurückbehaltungsrecht gegenüber der Gesellschaft nicht zu.

16.	Schriftform

Änderungen des Vertrages durch individuelle Vertragsabreden sind formlos wirksam. Im Übrigen bedürfen Vertragsänderungen der Schriftform; das gilt auch für die Änderung dieser Schriftformabrede.

17.	Salvatorische Klausel

Sollten einzelne Bestimmungen dieses Vertrages ganz oder teilweise unwirksam sein oder werden oder sollte sich in diesem Vertrag eine Lücke befinden, so soll hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt werden. Anstelle der unwirksamen Bestimmung gilt diejenige wirksame Bestimmung als vereinbart, welche im Sinn und Zweck der unwirksamen Bestimmung entspricht. Im Falle einer Lücke gilt diejenige Bestimmung als vereinbart, die dem entspricht, was nach Sinn und Zweck dieses Vertrages vereinbart worden wäre, hätte man die Angelegenheit von vornherein bedacht. Dies gilt auch dann, wenn die Unwirksamkeit einer Bestimmung auf einem in diesem Vertrag normierten Maß der Leistung oder Zeit beruht; in einem solchen Fall tritt ein dem Gewollten möglichst nahe kommendes rechtlich zulässiges Maß der Leistung oder Zeit an die Stelle des vereinbarten.

9 – Oct – 12 / Lake Mary
Ort, Datum / Place, Date

/s/ Jay W. Freeland
Jay W. Freeland President & CEO – FARO Technologies, Inc.

Korntal-Münchingen, 04.10.2012
Ort, Datum / Place, Date

/s/ Norma Ably
Norma Ably Geschäftsführerin der / Managing Director of FARO Deutschland Holding GmbH (Alleingesellschafterin der / Sole Shareholder of FARO Verwaltungs GmbH)

Korntal-Münchingen, 04.10.2012
Ort, Datum / Place, Date

/s/ Robert J. King
Robert James King Geschäftsführer der / Managing Director of FARO Deutschland Holding GmbH (Alleingesellschafterin der / Sole Shareholder of FARO Verwaltungs GmbH)

Lübeck, 11.10.2012
Ort, Datum / Place, Date

/s/ Ralf Drews
Ralf Drews